Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief summary of the material terms of units of limited liability company interests (the “units”) of Terra Secured Income Fund 5, LLC (“Company,” “we,” “us,” “our” and “our Fund”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary description is not meant to be complete. The particular terms of any security are subject to and qualified in their entirety by reference to Delaware law and our amended and restated operating agreement, a copy of which has been filed by us with the Securities and Exchange Commission.

Rights and Limitations of Members

The units represent our limited liability company interests and entitle their holders to participate in certain allocations and distributions. Persons who hold units are our members and are entitled to vote on certain matters. See “- Description of the Amended and Restated Operating Agreement.”

There are substantial restrictions on the transferability of the units in our amended and restated operating agreement and imposed by federal and state securities laws. Lenders may also impose additional restrictions on the transferability of units. Before selling or transferring a unit, a member must obtain the written consent of Terra Fund Advisors, LLC (the “Manager”) and comply with applicable requirements of federal and state securities laws and regulations, including the financial suitability requirements of such laws or regulations. It is highly unlikely that any market for the units will ever develop. You should view an investment in the units solely as long-term investment.

In addition, our amended and restated operating agreement provides that an assignee of the units may not become a member without meeting certain conditions and without the consent of the Manager, which consent the Manager may withhold in its sole discretion. Further, no transfer will be allowed unless the Manager determines that the transfer will not cause us to be “publicly traded” for tax purposes.

The units are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state. The units may not be transferred or resold unless they are registered under the Securities Act and registered or qualified under applicable state securities laws or unless exemptions from such registration and qualification are available.

Appropriate legends setting forth the restrictions on transfer of the units will be set out on any certificates representing units. It is currently not anticipated that certificates will be issued with respect to the units. In connection with certain transactions that we refer to as the REIT formation transactions, as described under “Item 1. Business-Overview” in our Annual Report on Form 10-K for the year ended December 31, 2019, we issued to members of Terra Secured Income Fund, LLC (“Terra Fund 1”), Terra Secured Income Fund 2, LLC (“Terra Fund 2”), Terra Secured Income Fund 3, LLC (“Terra Fund 3”) and Terra Secured Income Fund 4, LLC (“Terra Fund 4” and together with Terra Fund 1, Terra Fund 2 and Terra Fund 3, “Terra Funds”) who chose to enter the liquidation phase of their investments certain membership interests in our Fund (the “Termination Units”) that entitled such members to receive, to the extent authorized by the Manager, in redemption of their Termination Units an amount equal to the book value (measured as of the quarter end prior to the redemption) attributable to such units on or before the original expected liquidation date of such Terra Fund, provided that we had received, prior to such date, sufficient repayments of principal on our assets to cover, in the judgment of the Manager, amounts needed to fund the redemption. These Termination Units were redeemed on the original expected liquidation dates of the Terra Funds. As of December 31, 2019, there were no Termination Units outstanding.

Distribution of REIT Shares

At a later date, in the Manager’s sole discretion, we may elect to distribute shares of common stock of Terra Property Trust, Inc. (our “REIT subsidiary”) to our members and, as a result, our members would become the direct owners of our REIT subsidiary’s shares. If we distribute our REIT subsidiary’s shares to our members, our REIT subsidiary’s shares will be allocated among members first based on their ownership of units. Such amounts will then be adjusted to take into account the portion of such shares that are required to be distributed to the Manager in respect of its incentive interest in our Fund, with our REIT subsidiary’s shares being valued at the date of distribution at their book value (if distributed prior to a liquidity event), at the initial public offering (“IPO”) price in the case of an IPO (if distributed within 60 days after the IPO) or at the trading value for such shares over the 10-trading day period prior to such distribution (if distributed at any time after the expiration of such 60-day period).

Description of the Amended and Restated Operating Agreement

General

The rights and obligations of our members are governed by our amended and restated operating agreement. The following is a summary of some of the material provisions of our amended and restated operating agreement and is qualified in its entirety by reference thereto. We have been formed under the Delaware Limited Liability Company Act, which we refer to as the Delaware Act. The Manager is Terra Fund Advisors, LLC, a Delaware limited liability company.

Term and Liquidity

Our amended and restated operating agreement provides that our existence will continue until December 31, 2023, unless sooner terminated. However, we expect that prior to such date we will consummate a liquidity transaction, which may include an orderly liquidation of our assets or an alternative liquidity event such as a sale of our company or an IPO and listing of our REIT subsidiary’s shares of common stock on a national securities exchange. The Manager would pursue an alternative liquidity event only if it believes such a transaction would be in the best interests of our members.

Distributions

We make cash distributions to holders of units and the Manager out of net cash flow from operations, net disposition proceeds, and other cash available for distribution at such times as the Manager shall determine, in its sole discretion.

The Manager anticipates that distributions will continue to be made monthly on or about the 30th day of the month.

Distributions with respect to each calendar month will be distributed as follows:

•
First, to the holders of units (in proportion to their ownership of Distributable Units (as defined in our amended and restated operating agreement)) until each holder has received cumulative distributions equal to their Deemed Capital Contributions, provided that the aggregate distributions with respect to any such unit shall not exceed the Deemed Capital Contribution with respect to such unit. Once cumulative distributions with respect to a unit equal the Deemed Capital Contribution with respect to such unit, then no further distributions shall be made with respect to that unit until cumulative distributions on all Distributable Units are equal to the respective Deemed Capital Contributions of those units;

•
Second, to the holders of units (in proportion to their accrued but unpaid Preferred Return (as defined in our amended and restated operating agreement)) until each such holder has received cumulative distributions in an amount equal to their accrued but unpaid Preferred Return; and

•Third, 85% to the holders of units (in proportion to their ownership of units) and 15% to the Manager.

Please see our amended and restated operating agreement for a more complete description of our distribution provisions.

The Manager, in its sole discretion, may elect to cause us to not distribute all or any portion of any funds from time to time, and instead reserve such funds, invest such funds in one or more additional real estate-related loans, or otherwise expend such funds for any proper purpose.

Compensation of the Manager and Its Affiliates

The Manager provides services to our REIT subsidiary, and the fees associated with such services are paid by our REIT subsidiary pursuant to a management agreement between our REIT subsidiary and the Manager. Such fees include an origination fee, asset management fee, asset servicing fee, disposition fee and transaction break-up fee. In addition, the Manager is entitled to receive incentive distributions equal to 15% of distributions paid by us once we pay cumulative distributions to holders of units equal to the capital invested by such members plus a preferred return ranging from 8.5% to 9.0%, depending on the historical preferred return applicable to their Terra Fund units. The preferred return applicable to the units sold in the private placement concurrent with the REIT formation transactions is 8.5%.

Restrictions on Transfer of Units

The units may not be freely assigned and are subject to restrictions on transfer by law, by regulation in the state where they are sold, and by our amended and restated operating agreement. Before selling or transferring a unit, a member must obtain the prior written consent of the Manager, which consent may be withheld in the Manager’s sole and absolute discretion, and comply with applicable requirements of federal and state securities laws and regulations, including the financial suitability requirements of such laws or regulations. Subject to certain restrictions, a member will be allowed, without the Manager’s consent, to transfer all or a portion of such member’s units to a member of that member’s immediate family or a trust or other entity created or controlled by that member or members of that member’s immediate family.

Authority of the Manager

The Manager shall, subject to certain restrictions set forth in our amended and restated operating agreement, have full and complete authority, power and discretion to manage and control our, and our subsidiaries’, business, affairs and assets, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of our, and our subsidiaries’, business. In the course of its management, the Manager may, in its sole discretion, employ such persons, including, under certain circumstances, affiliates of the Manager, as it deems necessary for our efficient operation. In addition, the Manager may cause us to enter into a management agreement and grant to any such manager the power and discretion to manage and control the business, affairs and assets of our REIT subsidiary or its subsidiaries in consideration for such fees and expenses as specified in the management agreement, cause us to issue additional units from time to time for such consideration as the Manager shall determine, modify our amended and restated operating agreement to make any changes necessary to enable us to make an in-kind distribution of our REIT subsidiary’s shares and admit as the Manager any person or entity affiliated with the Manager.

Liabilities of Members

A member’s capital is subject to the risks of our business. Members are not permitted to take part in the management or control of our business. Assuming that we are operated in accordance with the terms of our amended and restated operating agreement, a member will not be liable for our liabilities in excess of such member’s total capital contributions and share of undistributed profits. Notwithstanding the foregoing, a member will be liable to us and our creditors for and to the extent of any distribution made to such member if such member knew at the time of the distribution that, after giving effect to such distribution, our remaining assets would not be sufficient to pay our outstanding liabilities (other than liabilities to our members on account of their interests in us).

Books and Records

At all times during our term, the Manager is required to keep true and accurate books of account of all of our financial activities. Such books of account are kept on the accrual basis of accounting. The Manager may make such elections for federal and state income tax purposes as it deems appropriate. Our fiscal year is the calendar year.

Voting Rights of Members

Although they are not permitted to take part in the management or control of our business, our members have the right to vote on certain matters as described in our amended and restated operating agreement, including the following:

•	removal of the Manager upon a finding of fraud, gross negligence or willful misconduct by the Manager;

•
admission of a manager, except where such new manager is an affiliate of the Manager, or election to continue our business after the Manager ceases to be the Manager when there is no remaining manager;

•
amendment of certain provisions of amended and restated operating agreement, except in cases in which the Manager has sole authority to amend the amended and restated operating agreement as described therein;

•	any merger or combination or roll-up of our Fund;

•	dissolution and winding up of our Fund; and

•
election to continue our business when there is a dissolution event.The Manager may at any time call a meeting of our members, or may call for a vote of our members without a meeting, on matters on which our members are entitled to vote. In addition, a meeting of our members will be called by the Manager upon receipt of written request therefore by members holding more than 10% of the units entitled to vote.

Amendments

Our amended and restated operating agreement may be amended by the Manager with a majority vote of the units, except that the Manager may amend our amended and restated operating agreement without action by our members to:

•	modify the allocation provisions of our amended and restated operating agreement to comply with Section 704(b) of the Internal Revenue Code;

•	add to the representations, duties, services or obligations of the Manager or its affiliates for the benefit of our members;

•
cure any ambiguity or mistake, correct or supplement any provision in our amended and restated operating agreement that may be inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under our amended and restated operating agreement that will not be inconsistent with the provisions of our amended and restated operating agreement;

•
delete or add any provision of our amended and restated operating agreement required to be so deleted or added by the staff of the SEC or by a state “blue sky” commissioner or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of our members;

•	amend our amended and restated operating agreement to reflect the addition or substitution of members or the reduction of the capital accounts upon the return of capital to our members;

•	reconstitute our Fund under the laws of another state if beneficial;

•
modify our amended and restated operating agreement to make any changes requested or required by a lender that are required to obtain financing or add or delete any such provisions after repayment of any such loans;

•
minimize the adverse impact of, or comply with, any “plan assets” regulations, including the right to compulsorily redeem all or some units held by an investor, or to require the sale of all or any portion of any member’s units to one or more other members, in certain instances to avoid such adverse impact;

•	modify our amended and restated operating agreement in any manner that the Manager in its sole discretion determines is useful or required in furtherance of the REIT formation transactions;

•	modify our amended and restated operating agreement to make any changes necessary to enable us to make a distribution in-kind of our REIT subsidiary’s shares;

•	admit as the Manager any person or entity that is an affiliate of the Manager;

•
execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the Manager under a special or limited power of attorney, and to take all such actions in connection therewith as the Manager shall deem necessary or appropriate with the signature of the Manager acting alone;

•	change our name and/or principal place of business; and

•	decrease the rights and powers of the Manager (so long as such decrease does not impair the ability of the Manager to manage us and conduct our business affairs).

No amendment shall be adopted pursuant to the last two bullet points above without the consent of our members unless the adoption of such amendment (i) is for the benefit of and not adverse to the interests of our members; (ii) is not inconsistent with provisions of our amended and restated operating agreement pertaining to our management and administration by the Manager; and (iii) does not affect the limited liability of our members or our status as a partnership for federal income tax purposes. Further, the Manager can amend our amended and restated operating agreement to comply with any lender requirement that we be a special purpose entity.

Special Power of Attorney

Upon being admitted as our member, each member appoints the Manager as his, her or its true and lawful attorney-in-fact who may act in such member’s stead to execute, certify, acknowledge, swear to, file and record our amended and restated operating agreement, any and all amendments to our amended and restated operating agreement, which are adopted as provided in our amended and restated operating agreement and any and all other instruments the Manager may deem necessary or desirable to effect the purposes of our amended and restated operating agreement and carry out fully its provisions.

Removal of Manager

Under the terms of our amended and restated operating agreement, the Manager may be removed for fraud, gross negligence or willful misconduct on the part of the Manager, by an affirmative vote or written consent of our members owning at least a majority of the units then outstanding (excluding any units then owned by the Manager or its affiliates).

Issuance of Additional Units

The Manager may issue additional units, including fractions of units, to existing members or any other persons for such consideration and on such terms and conditions as the Manager may determine in its sole discretion, all without the approval of our members.

Tax Elections

Under the terms of our amended and restated operating agreement, the Manager is entitled to make all decisions regarding tax matters and elections, including an election under Section 754 of the Internal Revenue Code, or a 754 election. The Manager will consider requests from purchasers upon resale of the units to make a 754 election on our behalf although the Manager will not be required to make such an election.